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EXHIBIT 5.1

THOMPSON HINE LLP
2000 Courthouse Plaza, N.E.
10 West Second Street
Dayton, Ohio 45402-1758

January 30, 2002

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

        We have acted as counsel to Cinergy Corp, a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement") of shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), which may be offered and sold pursuant to the Cinergy Corp. 401(k) Excess Plan, as amended (the "Plan").

        In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary, including: (a) the Company's Certificate of Incorporation, (b) the Company's By-laws, as amended, and (c) the Plan.

        Based on the foregoing, we are of the opinion as follows:

        1.    The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

        2.    The shares of Common Stock which may be issued or delivered pursuant the Plan, assuming (except as to treasury shares) that the per share consideration is at least equal to the par value of the Common Stock, will be, when issued or delivered in accordance with the terms of the Plan, validly issued, fully paid and nonassessable.

        We are members of the bar of the State of Ohio and, accordingly, we do not express any opinion as to any matter governed by any laws other than the laws of the State of Ohio, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ THOMPSON HINE LLP THOMPSON HINE LLP

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  EXHIBIT 5.1